Exhibit 10.1

THIS Memorandum of Understanding "MOU" is made on February 10th, 2006

BETWEEN:

(1)     Sino-con Telecomm Group Co., Ltd. is a corporation with its principal office located at 33 Floor, Full Tower Plaza, 9 Dong-san-huan Zhong Road, Chao-yang District, Beijing, The People's Republic of China (hereafter referred to as "Sino-Con").

(2)     Sino Fibre Communications, Inc. a Nevadea corporation with its principal office located at The Chrysler Building, 26th Floor, 405 Lexington Ave. New York, NY, U.S.A. (Hereafter referred to as "Sino Fibre").

NOW IT IS HEREBY AGREED AS FOLLOWS:-

  Business Potential:

  (1)     Sino-Con Telecomm Group is a major conglomerate and highly influential business establishment in the China telecommunication industry. With its' own nationwide fiber optic network infrastructure and one of the largest IDC and call-centers in the country, Sino-Con Telecomm Group has formed partnerships with major corporations in China including China Satellite Group, and China Railcom. Sino-Con Telecomm Group pursues project businesses on a nationwide scale, such as theatellite TV auto mobile Pay-per view broadcasting project, thenline barter trading network and several other related project business.

  (2)     Sino Fiber is a US corporation which is in the process to complete the filing as a NASDAQ company. Sino Fiber is newly established to provide international standard Fiber Optic backbone telecommunications transmission related sales and/or leasing services in China to all foreign telecommunications companies and primary carriers needing access to such services for data and calls either terminating to or originating from China under the laws and regulation of the Chinese government.
  Joint Co-operation

  (1)     The parties agreed to form a partnership in pursuing a joint business opportunities that will include but not be limited to the cooperative effort to market and provide Telecommunication services in China to foreign companies and telecommunication carriers.

  (2)     Based on the feasibility study, business plan and the final service agreements made by both parties, the parties hereby to agree:

  (a)     Sino-Con will appoint Sino Fibre as the exclusive services provider for sales and leasing fiber optic and telecommunication service in China to Non China Domestic telecommunications companies or carriers.

  (b)     Sino-Con will provide necessary support for Backbone Telecommunications via China data centers, call center, and all other related local support including local interconnections and local telco access entities in China.

(c)     Sino Fibre will provide and coordinate foreign fund raising and/or financing assistance to support Sino-Con's project business roll-out as well as the joint business development.
  Joint Project Development:

  With the spirit of joint co-operation and achieving the joint business goal, both parties agreed to undertake the following joint business development to advance the intended joint business co-operation as per this agreement

  (1)     Both parties will jointly conduct a through project feasibility study to identify the potential services to be offered, the correct business model, and the requirements for the joint business co-operation. The feasibility study should also examine all legal and financial aspects including the various different rates to be charged for each service provision, the projected revenue for each party and the risks parties might face in such a joint business co-operation. Such a feasibility study should be completed in forty-five (45) days from the date of this MOU;

  (2)     Upon approval of the feasibility study, both parties may enter into the final service agreement to officially launch the joint business co-operation. It is the intension from both parties to enter into the final services agreement in sixty (60) days from the date of this MOU;

  (3)     Both parties agreed if there is no service agreement executed by the parties after sixty (60) days of this MOU, the parties may terminate this MOUor to negotiate for a new joint co-operation agreement.

  Confidentiality

  The parties acknowledge that they may obtain certain Confidential Information (whether in documented form or otherwise) from each other in pursuance of this Agreement, and which information is of a commercially sensitive and/or confidential nature. Therefore, parties will subsequently sign a "Non-Disclosure Agreement" which will remain in full enforce until further agreement to be reached.

  Intellectual Property

  5.1     Neither party assigns any of its intellectual property rights to the other under this MOU (Agreement).Any intellectual property rights in any software or content developed or provided by a party remains the sole property of that party.Both parties agreed that they shall not use the other party's trade marks, service marks, trade names and/or logos in any manner whatsoever without the prior written consent of the other party.

  5.2     It is further agreed and declared by both parties that any intellectual property rights arising out of the use of the Confidential Information or any existing intellectual property of the Disclosing Party whether by the Disclosing Party or by the Recipient, the same shall be the absolute property of the Disclosing Party and the Recipient shall execute such required documentation and to do such act as reasonably required by the Disclosing Party to give effect to this proprietary right of the Disclosing Party.

  Assignment.

  Neither party shall assign this Agreement or any interest herein, nor delegate any obligation hereunder without the prior written consent of the other party.

  Governing Law.

  This Agreement, together with its Appendix, shall be governed by the laws of the People's Republic of China. For the avoidance of doubt, this agreement will be governed throughout the entirety of this agreement by using Chinese as a basis for determination of the intent of both parties and the legality of the clauses herein. Use of another language within this agreement will serve only as a means to facilitate understanding by all parties.

  Limitation of Liability.

  In no event shall either party be liable for indirect, consequential, incidental, special or punitive damages, or for loss of use, lost profits or loss of goodwill, whether arising under theories of contract, tort (including negligence) or otherwise. Each party's total liability hereunder, shall not in the aggregate exceed any sums due or paid hereunder.

  Notices.

  All notices, requests, demands, and other communications required by, or made in connection with, this agreement or the transactions contemplated by this agreement, shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered in person, or three days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

  If to Sino Fibre:

  The Chrysler Building
  405 Lexington Ave., 26th Floor
  New York, NY 10174

  Or via fax to:

  001 (917) 368 8005

  If to Sino-Con Telecomm Group the address listed in this MOU (Agreement) or by fax to:

  (86) 10- 85910770
  Severability.

  If any provision of this agreement is held to be unenforceable for any reason, such provision shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. In any event, all other provision of this agreement shall be deemed valid and enforceable to the full extent possible.

  Waiver.

  The waiver of any term or condition contained in this Agreement by any partyshall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

  Entire Agreement.

  This agreement contains all of the terms and conditions agreed upon by the parties Relating to the agreement and supersedes any and all prior and contemporaneous Agreement, negotiations, correspondence, understanding and communications of the parties, whether oral or written, respecting the subject matter hereof.

Signed for and on behalf of
Sino-Con Telecomm Group

Signed: HE QIANG
Name: He Qiang, Chairman

Signed for and on behalf of
Sino Fibre Communications, Inc.

Signed: MATT MECKE
 Name: Matt Mecke, Chief Executive Officer